Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2024 Omnibus Incentive Compensation Plan of Rocky Mountain Chocolate Factory, Inc. (the “Company”) of our report, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, dated June 13, 2024, with respect to the consolidated financial statements of the Company included in its Annual Report (Form 10-K) for the period ended February 29, 2024.

/s/ CohnReznick LLP

Los Angeles, California

September 25, 2024